Exhibit 21.1


                    Wholly-Owned Subsidiaries
                               of
                Great Plains Energy Incorporated

                                            State of
                Company Name             Incorporation
		------------             -------------
    Kansas City Power & Light Company      Missouri
    KLT Inc.                               Missouri
    Great Plains Power Incorporated        Missouri